Filed Pursuant to Rule 424(b)(5)

Registration No. 333-192474

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 13, 2013)

$30.0 Million Common Stock

We are offering 1,519,000 shares of our common stock, par value $2.50 per share. Our common stock is traded on the NASDAQ Global Market under the symbol “CVLY.” On December 9, 2015, the closing sale price of our common stock was $19.75 per share, as reported on the NASDAQ Global Market. We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters, Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC.

Investing in our common stock involves risks. You should carefully read and consider the risk factors described in this prospectus supplement, the accompanying base prospectus, our periodic reports and other information we file with the Securities and Exchange Commission, or the SEC, before making a decision to purchase our common stock. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total
Public offering price	$19.7500	$30,000,250
Underwriting discount(1)	$ 0.9875	$ 1,500,013
Proceeds, before expenses, to us	$18.7625	$28,500,237

(1) The underwriters will be reimbursed for certain expenses in this offering. See “Underwriting” for details.

The underwriters have the option to purchase up to an additional 227,850 shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the SEC any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state banking regulator nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the shares of common stock only in book-entry form through the facilities of The Depository Trust Company on or about December 15, 2015.

 Joint Book-Running Managers

SANDLER O’NEILL + PARTNERS, L.P.	JANNEY MONTGOMERY SCOTT

The date of this prospectus supplement is December 9, 2015

You should rely only on the information contained in this prospectus supplement and the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in, or incorporated by reference in, this prospectus supplement or the accompanying base prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying base prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information about us and the common stock offered by the prospectus supplement and the accompanying base prospectus. Some of the information in the accompanying base prospectus may not apply to this offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the base prospectus combined as one document. To the extent the information in the prospectus supplement differs from the information in the accompanying base prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference therein, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may only be used where it is legal to sell our common stock. You should not assume that the information that appears in this prospectus supplement, the accompanying base prospectus and any document incorporated by reference into this prospectus supplement or the accompanying base prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless this prospectus supplement indicates otherwise or the context otherwise requires, references to “we,” “us,” “our,” “Codorus Valley Bancorp, Inc.,” “Codorus Valley” or the “Company” refer to Codorus Valley Bancorp, Inc. and its direct or indirect owned subsidiaries. The term “you” refers to a prospective investor. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated by reference in this prospectus by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	the effects of future economic, business and market conditions, domestic and foreign, including seasonality;
•	the effects of, and changes in, governmental monetary and fiscal policies;

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•	legislative and regulatory changes, including changes in banking, insurance, securities and tax laws and regulations and their application by our regulators;
•	changes in accounting policies, rules and practices;
•	the risk of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the risk of decreases in the value of investment securities we own;
•	the effects of other-than-temporary impairment charges relating to our investment portfolio;
•	failure to realize deferred tax assets;
•	credit risks of borrowers;
•	changes in the availability and cost of credit and capital in the financial markets;
•	changes in the prices, values and sales volumes of residential and commercial real estate;
•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;
•	the failure of assumptions underlying the establishment of allowances or reserves for possible loan losses and other estimates;
•	regulatory restrictions on our ability to pay dividends;
•	potential undiscovered weaknesses in our internal controls;
•	a potential decline in the value of our Federal Home Loan Bank of Pittsburgh common stock;
•	our inability to realize growth opportunities or to manage our growth;
•	inability to achieve merger-related synergies;
•	difficulties in integrating distinct business operations; and
•	other factors and risks, including those detailed in this prospectus supplement and under “Risk Factors” in our filings with the SEC.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some information about us and this offering and it may not contain all of the information that is important to you. You should carefully read the sections entitled “Risk Factors” in this prospectus supplement and in the accompanying base prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ purchase option.

The Company

Codorus Valley Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System, or the Federal Reserve. The Company was formed in 1986 for the purpose of becoming the parent holding company of PeoplesBank, A Codorus Valley Company, formerly named Peoples Bank of Glen Rock, which is sometimes referred to in this document as PeoplesBank or the Bank. The formation was effective March 2, 1987.

Organized in 1934, PeoplesBank is a Pennsylvania-chartered, full service commercial bank providing a wide range of services to individuals and small to medium-sized businesses in York County and Cumberland County, Pennsylvania, and in Harford County, Baltimore County, Baltimore City and Carroll County, Maryland. With origins dating back to 1864, the Bank is focused on acquiring and nurturing financial relationships with small and medium-sized businesses. The Bank also provides personal banking, mortgage banking, wealth management and real estate settlement services, either directly or through its wholly-owned subsidiaries.

As of June 30, 2015, the most recent date for which deposit market share data is available, PeoplesBank ranked second in the York County, Pennsylvania, market, having a deposit market share of 13.1%.

As of September 30, 2015, Codorus Valley had total consolidated assets of $1.40 billion, total deposits and other liabilities of $1.27 billion, and total shareholders’ equity of $125 million.

Business Strategy

Our goal is to remain one of the most highly regarded financial institutions in the markets we serve. We intend to accomplish this goal by combining our extensive suite of financial products and services with the personal attention, service and responsiveness that has been the foundation of our client relationships throughout our history. When combined with a disciplined approach to growth, risk management and operating expenses, we believe that this strategy will result in enhanced profitability. We seek to maintain our position as market leader in our key York County market, while enhancing our market position throughout the five county markets that we serve. Management is focused on diversification of revenue sources, increased market penetration in growing geographic areas through organic growth, acquisitive growth and best-in-class customer service.

Commercial Banking. Commercial banking comprises the core of our business model, with our focus on small to middle market businesses and institutions within our retail footprint. We have and will continue to develop and enhance community partnerships in an effort to expand our commercial partnerships. We believe that our industry knowledge helps to distinguish us from our competitors. We offer a wide range of lending products including commercial real estate, permanent working capital, short term working capital, machinery or equipment financing, agribusiness and other commercial purpose loans as required by the broad range of borrowers across the Bank’s various markets.

Retail Banking. Beginning in 2008, an initiative to expand our retail banking capabilities was instituted, as we believed that market disruption resulting from the financial crisis and associated bank merger activity had presented a growth opportunity for our Company. We have hired several financial services office managers from other financial institutions, undertaken the necessary capital investments to expand our franchise footprint and have instilled a culture we entitle BRAVO! (Building Relationships and Value as One). Over the last five years, our Mortgage Banking Division has generated over $45 million in closed loans each year. We sell the majority of the residential mortgage loans that we originate in the secondary market.

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Credit Quality. We view sound credit practices and stringent underwriting standards as an integral component of our continued success. We periodically review and enhance our processes and controls, and we clearly delineate independence between sales and credit. Our credit approval process is structured in a manner such that all major decisions regarding loans need to be approved by a committee comprised of senior management and/or by the full board of directors.

Credit policy oversight is provided by our Enterprise Risk Management Committee, comprised of three directors and several senior officers. Additionally, a loan review officer rates all new commercial loans greater than $500,000, and 25% of all loans below $500,000 are also rated, with Audit Committee review of all ratings.

Enhancement of Fee Income. In addition to generating fee income through our banking operations, we offer trust and advisory services through PeoplesBank. Combined trust and brokerage assets under management now total almost $500 million. We periodically adjust the fee structure of these services to more accurately reflect current market pricing.

Organic and Acquisitive Growth. We view the current market environment as being full of opportunity for those institutions with a strong balance sheet and management. We believe that we are well-positioned to take advantage of competitor weakness and disruption within our markets. We have been successful in attracting talented professionals and continue to cultivate opportunities to further enhance our team.

Additionally, we have and will continue to be opportunistic in garnering customer relationships from those not satisfied with their current financial services provider. We have identified numerous market areas that we believe could present significant business opportunities and will seek to expand our retail network into those communities. We will also explore and evaluate acquisition opportunities of depository institutions both within our footprint and contiguous to the areas that we serve.

BRAVO! Client Service. Our business strategy is supported by delivery of “best-in-class” customer service. Our professionals are intimately involved in the communities they serve and understand the fluid needs of our client base. We view this as a distinguishing factor of our business model and critical to our continued expansion and success. Members of senior management are significantly involved in client and community interaction and business development, and play an integral role in promoting our brand and capabilities.

Recent Developments

Acquisition of Madison Bancorp, Inc.

On January 16, 2015, we completed our acquisition of Madison, a Maryland corporation, and as part of the transaction, Madison’s wholly-owned banking subsidiary, Madison Square Federal Savings Bank, or MSFSB, was merged with and into PeoplesBank, with PeoplesBank being the surviving bank. As of November 30, 2015, the acquisition was accretive to earnings.

Expiration of Rights Agreement

On October 13, 2015, our Board of Directors determined not to renew the Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent, pursuant to which the Company declared a dividend distribution of one Right (as defined in the Rights Agreement) for each outstanding share of common stock of the Company. As a result, the Rights Agreement and the Rights previously issued thereunder expired at the close of business on November 4, 2015, and are no longer outstanding.

Private Placement of Common Stock and Registration Rights Agreement

On March 26, 2014, the Company completed a private placement of 650,000 shares of its common stock pursuant to the terms of a Securities Purchase Agreement, or the Purchase Agreement, dated March 26, 2014, by and among the Company and seven accredited investors. Pursuant to the terms of the Purchase Agreement, the accredited investors also entered into a Registration Rights Agreement with the Company, under which the Company agreed to file with the SEC a registration statement covering the resale of the common stock issued pursuant to the Purchase Agreement. This registration statement was filed with the SEC on April 25, 2014 and declared effective on May 8, 2014.

The Company raised net proceeds of approximately $12.5 million in the private placement transaction, and used the net proceeds from the private placement, and additional cash, to redeem $13 million of the $25 million in outstanding shares of its Series B preferred stock held by the United States Department of the Treasury.

Principal Offices

Our principal executive offices are located at Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania 17405-2887, and our telephone number is (717) 747-1519. We maintain an Internet website at www.peoplesbanknet.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

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The Offering

Common stock offered by us	1,519,000 shares (or 1,746,850 shares if the underwriters exercise in full the option to purchase additional shares)

Common stock outstanding after this offering (1)	7,725,476 shares, or 7,953,326 shares if the underwriters exercise their option in full.

Net proceeds	We estimate that our net proceeds from this offering (after deducting offering expenses payable by us, but not including expense reimbursement obligations to the underwriters) will be approximately $28,202,230, or approximately $32,477,265 if the underwriters exercise their option in full.

Use of proceeds	We anticipate that approximately $12,000,000 of the net proceeds to us from the sale of the shares offered hereby will be used to redeem, subject to required regulatory approvals, the remaining 12,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B outstanding as of December 9, 2015 and held by the U.S. Department of Treasury, or Treasury. We intend to use the balance of the net proceeds of this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including PeoplesBank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Allocations of the net proceeds from this offering to specific purposes have not been made at the date of this prospectus supplement. The precise amounts and timing of the application of proceeds will depend upon our funding requirements. See “Use of Proceeds.”

NASDAQ Global Market symbol	CVLY

Risk Factors	An investment in our common stock involves risks. You should carefully consider the risks described below under the heading “Risk Factors” beginning on page S-6 and the other information included in this prospectus supplement and the accompanying base prospectus before you purchase any shares of our common stock.

(1)

The number of shares of common stock outstanding immediately after the closing of this offering is based on 6,206,476 shares of common stock outstanding as of December 9, 2015. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus supplement excludes: 227,850 shares of common stock issuable pursuant to the exercise of the underwriters’ purchase option; 92,285 shares of common stock authorized for future issuance pursuant to our Dividend Reinvestment and Stock Purchase Plan as of December 9, 2015; 212,923 shares of common stock issuable upon exercise of outstanding options under our 2007 Long-Term Incentive Plan as of December 9, 2015; 9,770 shares of common stock issuable upon exercise of outstanding options under our 2000 Stock Incentive Plan as of December 9, 2015; 178,556 shares of common stock issuable under our 2007 Employee Stock Purchase Plan as of December 9, 2015; and 17,372 shares of common stock issuable under our Employee Stock Bonus Plan as of December 9, 2015. Of the options outstanding under our 2007 Long-Term Incentive Plan and 2000 Stock Incentive Plan as of December 9, 2015, 116,937 of the options were exercisable as of that date, at a weighted average exercise price of $9.6748 per share.

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Summary Selected Consolidated Financial Data

The following table sets forth selected historical consolidated financial information from our consolidated financial statements and should be read in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2015 and in our annual report on Form 10-K for the year ended December 31, 2014, which has been filed with the SEC, and are incorporated herein by reference. You should review that information together with the data provided below. For more information, see the sections “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference” in this prospectus supplement.

Our selected historical consolidated financial data as of and for the years ended December 31, 2014 and 2013 is derived from our audited consolidated financial statements and related notes, which were audited by BDO USA, LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2012, 2011 and 2010 is derived from our audited consolidated financial statements and related notes, which were audited by ParenteBeard LLC, an independent registered public accounting firm, which was subsequently acquired by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm.

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	Nine months ended
	September 30,	For the years ended December 31,

	2015	2014	2013	2012	2011	2010
Summary of operations (in thousands)
Interest income	$41,609	$50,400	$46,972	$46,512	$45,411	$44,027
Interest expense	6,080	8,040	8,619	10,527	12,359	13,154
Net interest income	35,529	42,360	38,353	35,985	33,052	30,873
Provision for loan losses	2,300	1,600	1,470	1,750	4,935	2,990
Noninterest income	6,833	8,153	7,754	8,190	7,358	7,574
Noninterest expense	28,067	32,476	30,154	29,928	27,079	28,116
Income before income taxes	11,995	16,437	14,483	12,497	8,396	7,341
Provision for income taxes	3,630	4,668	3,917	3,103	1,617	1,133
Net income	8,365	11,769	10,566	9,394	6,779	6,208
Preferred stock dividends and discount accretion	90	174	250	384	1,460	980
Net income available to common shareholders	$8,275	$11,595	$10,316	$9,010	$5,319	$5,228

Per common share (adjusted for stock dividends)(1)
Net income, basic	$1.34	$1.97	$1.97	$1.75	$1.05	$1.05
Net income, diluted	$1.33	$1.93	$1.93	$1.73	$1.05	$1.05
Cash dividends paid	$0.362	$0.444	$0.397	$0.330	$0.289	$0.206
Stock dividends declared	5%	5%	5%	5%	-	-
Book value	$18.34	$17.38	$15.62	$14.71	$13.36	$11.93
Tangible book value	$17.95	$17.38	$15.62	$14.71	$13.32	$11.88
Cash dividend payout ratio	26.9%	22.5%	20.1%	18.8%	27.3%	19.6%
Weighted average shares outstanding	6,156,561	5,892,396	5,230,878	5,141,590	5,054,743	4,975,300
Weighted average diluted shares outstanding	6,225,599	5,995,623	5,335,372	5,211,805	5,086,904	4,982,938

Profitability ratios
Return on average shareholders’ equity (ROE)	9.15%	10.22%	10.08%	9.55%	8.04%	8.12%
Return on average assets (ROA)	0.83%	0.98%	0.96%	0.90%	0.69%	0.67%
Net interest margin	3.82%	3.84%	3.83%	3.81%	3.73%	3.72%
Efficiency ratio	65.25%	62.91%	63.12%	65.79%	64.37%	70.10%
Net overhead ratio	2.16%	2.08%	2.05%	2.13%	2.02%	2.24%

Capital ratios
Tier 1 risk-based capital	12.15%	13.24%	12.79%	13.59%	13.35%	12.51%
Total risk-based capital	13.31%	14.42%	13.89%	14.79%	14.55%	13.64%
Average shareholders’ equity to average assets	9.08%	9.62%	9.57%	9.45%	8.56%	8.29%

Summary of financial condition at period-end (in thousands)
Investment securities	$215,706	$216,973	$233,483	$236,925	$237,496	$226,603
Loans	1,056,257	920,554	859,898	740,225	696,384	645,839
Assets	1,397,076	1,213,846	1,150,641	1,059,737	1,012,132	957,332
Deposits	1,094,643	954,973	925,303	901,307	854,399	806,110
Borrowings	167,664	132,590	110,856	50,171	56,885	68,805
Equity	125,444	118,440	107,649	101,331	93,242	76,539

Other data
Number of bank offices	25	21	20	18	18	17
Number of employees (full-time equivalents)	275	238	229	219	203	198
Wealth Management assets, market value (in thousands)	$490,052	$307,000	$261,044	$329,626	$277,505	$368,985

(1) Adjusted to reflect 5 percent common stock dividend paid on December 8, 2015 to shareholders of record at the close of business on October 27, 2015.

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RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the following risk factors, in addition to the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision to purchase shares of our common stock in this offering. The risks and uncertainties described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock could decline substantially and you could lose all or a part of your investment.

Risks Related to Our Business and Industry

Weakness in the economy may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the economy generally, which continue to be uncertain and include sluggish economic growth, accompanied by historically low interest rates. Dramatic declines in the housing market following the 2008 financial crisis, with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions. While conditions have improved, a return to a recessionary economy could result in financial stress on our borrowers that would adversely affect consumer confidence, a reduction in general business activity and increased market volatility. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets could adversely affect our business, financial condition, results of operations and stock price. Our ability to properly assess the creditworthiness of our customers and to estimate the losses inherent in our credit exposure would be made more complex by these difficult market and economic conditions. Accordingly, if market conditions worsen, we may experience increases in foreclosures, delinquencies, write-offs and customer bankruptcies, as well as more restricted access to funds.

Deterioration in our local and regional economy or real estate market may adversely affect our business.

Substantially all of our business is with customers located within York County and Cumberland County, Pennsylvania and Harford County, Baltimore County, Baltimore City and Carroll County, Maryland. As a result of this geographic concentration, our results depend largely on economic conditions in these and surrounding areas. Deterioration in economic conditions in these markets could:

•	increase loan delinquencies;

•	increase problem assets and foreclosures;

•	increase claims and lawsuits;

•	decrease the demand for our products and services; and

•	decrease the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with nonperforming loans and collateral coverage.

Generally, we make loans to small and mid-sized businesses whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers’ ability to repay their loans and, consequently, adversely affect our financial condition and performance. For example, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans inadequately collateralized. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings could be adversely affected.

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If our allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, our earnings would decrease.

We are exposed to the risk that our borrowers may default on their obligations. To absorb probable, incurred loan and lease losses that we may realize, we recognize an allowance for loan and lease losses based on, among other things, national and regional economic conditions, historical loss experience, and delinquency trends. However, we cannot estimate loan and lease losses with certainty, and we cannot assure you that charge-offs in future periods will not exceed the allowance for loan and lease losses. If charge-offs exceed our allowance, our earnings would decrease. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan and lease losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan and lease losses, such as a prolonged economic downturn or continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control, could reduce our earnings.

Our exposure to credit risk, which is heightened by our focus on commercial lending, could adversely affect our earnings and financial condition.

There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

Commercial loans, including commercial real estate, are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Our consolidated commercial lending operations include commercial, financial and agricultural lending, real estate construction lending, and commercial mortgage lending. Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be inadequately collateralized.

Because our loan portfolio contains a significant number of commercial real estate, commercial and industrial loans, and construction loans, the deterioration of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in loan charge-offs and a corresponding increase in the provision for loan losses, which could adversely impact our financial condition and results of operations.

We depend primarily on net interest income for our earnings, and changes in interest rates could adversely impact our financial condition and results of operations.

Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or reduce net interest income and net income.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact and a rapid increase or decrease in interest rates could adversely affect our financial performance. In the event that one or more of these factors were to result in a decrease in our net interest income, we do not have significant sources of fee income to make up for decreases in net interest income.

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We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

The banking industry is heavily regulated, and such regulations are intended primarily for the protection of depositors and the federal deposit insurance fund, not shareholders. As a bank holding company, we are subject to regulation by the Federal Reserve. Our bank subsidiary is also regulated by the Federal Deposit Insurance Corporation, or FDIC, and is subject to regulation by the Pennsylvania Department of Banking and Securities and recently, by regulations promulgated by the CFPB as to consumer financial services and products. These regulations affect lending practices, capital structure, investment practices, dividend policy, and growth. In addition, we have non-bank operating subsidiaries from which we derive income. One of these non-bank subsidiaries, Codorus Valley Financial Advisors, Inc., engages in providing investment management and insurance brokerage services, industries that are also heavily regulated on both a state and federal level. In addition, newly enacted and amended laws, regulations, and regulatory practices affecting the financial service industry may result in higher capital requirements, higher insurance premiums and limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and leases and achieve satisfactory spreads, and may also result in the imposition of additional costs on us. As a public corporation, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as any applicable rules or regulations promulgated by the SEC and The NASDAQ Stock Market, LLC.

Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, affect retention of key personnel, require us to increase our regulatory capital, require us to invest significant management attention and resources and limit our ability to pursue business opportunities in an efficient manner.

Additional requirements imposed by the Dodd-Frank Act could increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, has significantly changed the current bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, some of the details and impact of the Dodd-Frank Act may not yet be known. Our operating and compliance costs have materially increased and it is expected that the legislation and implementing regulations will continue to increase our operating and compliance costs.

The Dodd-Frank Act created the Consumer Financial Protection Bureau, or CFPB, as an independent bureau of the Federal Reserve with broad powers to supervise and enforce consumer protection laws. In addition, the CFPB has rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB’s qualified mortgage rule, or “QM Rule,” became effective on January 10, 2014. The QM Rule is designed to clarify how lenders can manage the potential legal liability under the Dodd-Frank Act, which would hold lenders accountable for insuring a borrower’s ability to repay a mortgage. Loans that meet the definition of “qualified mortgage” will be presumed to have complied with the new ability-to-repay standard. The QM Rule and similar rules could limit the Bank’s ability to make certain types of loans or loans to certain borrowers, or could make it more expensive and time-consuming to make these loans, which could limit the Bank’s growth or profitability.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements. The Dodd-Frank Act also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives. Compliance with these rules will likely increase our overall regulatory compliance costs and may have an adverse effect on our ability to recruit and retain executive officers for the Company and the Bank.

S-8

We recently became subject to more stringent capital requirements.

The Dodd-Frank Act required the federal banking agencies to establish minimum leverage and risk-based capital requirements for insured banks and their holding companies. The federal banking agencies issued a joint final rule, or the Final Capital Rule, that implements the Basel III capital standards and establishes the minimum capital levels required under the Dodd-Frank Act. Certain capital requirements mandated by the Final Capital Rule became effective January 1, 2015. The Final Capital Rule establishes a minimum common equity Tier I capital ratio of 6.5% of risk-weighted assets for a “well capitalized” institution and increases the minimum Tier I capital ratio for a “well capitalized” institution from 6.0% to 8.0%. Additionally, the Final Capital Rule requires an institution to maintain a 2.5% common equity Tier I capital conservation buffer over the 6.5% minimum risk-based capital requirement for “adequately capitalized” institutions, or face restrictions on the ability to pay dividends, discretionary bonuses, and engage in share repurchases. For bank holding companies under $15 billion in assets as of December 31, 2009, the Final Capital Rule permanently grandfathers trust preferred securities issued before May 19, 2010, subject to a limit of 25% of Tier I capital. The Final Capital Rule increases the required capital for certain categories of assets, including high-volatility construction real estate loans and certain exposures related to securitizations; however, the Final Capital Rule retains the current capital treatment of residential mortgages. Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

The soundness of other financial services institutions may adversely affect our credit risk.

Our ability to engage in funding transactions could be adversely affected by the actions and failure of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual funds, and other institutional clients. As a result, defaults by, or even questions or rumors about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or other institutions. Many of these transactions expose us to operational and credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. Losses related to these credit risks could materially and adversely affect our results of operations or earnings.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, the effectiveness of derivatives and other hedging activities, and the fair value of certain financial instruments (securities, derivatives, and privately held investments), income tax assets or liabilities (including deferred tax assets and any related valuation allowance), and share-based compensation. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

From time to time, the Financial Accounting Standards Board, or FASB, and the SEC change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes are beyond our control, can be difficult to predict, and could materially impact how we report our financial condition and results of operations. We could be required to apply new or revised guidance retrospectively, which may result in the revision of prior financial statements by material amounts. The implementation of new or revised guidance could result in material adverse effects to our reported capital.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

S-9

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings. Information technology systems are critical to our business.

We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches and cyber-attacks), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security.

In addition, we outsource a significant amount of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

There have been increasing efforts on the part of third parties, including through cyber-attacks, to breach data security at financial institutions or with respect to financial transactions. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. In addition, because the techniques used to cause such security breaches change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. The ability of our customers to bank remotely, including online and through mobile devices, requires secure transmission of confidential information and increases the risk of data security breaches.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or could be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures in order to ensure accurate financial control and reporting. Any system of controls, no matter how well designed and operated, can only provide reasonable, not absolute assurance that the objectives of the system are met. Any failure or circumvention of our controls and/or procedures could have a material adverse effect on our business and results of operation and financial condition.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control, or OFAC, that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation as described below and could restrict the ability of institutional investment managers to invest in our securities.

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The inability to hire or retain key personnel could adversely affect our business.

Our success is dependent upon our ability to attract and retain highly skilled individuals. We face intense competition from various other financial institutions, as well as from non-bank providers of financial services, such as credit unions, brokerage firms, insurance agencies, consumer finance companies and government organizations, for the attraction and retention of key personnel, specifically those who generate and maintain our customer relationships and serve in other key operation positions in the areas of finance, credit oversight and administration, and wealth management. These competitors may offer greater compensation and benefits, which could result in the loss of potential and/or existing substantial customer relationships and may adversely affect our ability to compete effectively. The unexpected loss of services of one or more of these or other key personnel could have a material adverse impact on our business because of their skills, knowledge of the markets in which we operate, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Damage to our reputation could significantly harm our business, including our competitive position and business prospects.

We are dependent on our reputation within our market area, as a trusted and responsible financial corporation, for all aspects of our relationships with customers, employees, vendors, third-party service providers, and others, with whom we conduct business or potential future business. Our ability to attract and retain customers and employees could be adversely affected if our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects. These issues also include, but are not limited to, legal and regulatory requirements; properly maintaining customer and employee personal information; record keeping; money-laundering; sales and trading practices; ethical issues; appropriately addressing potential conflicts of interest; and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions and legal risks, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and incur related costs and expenses.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

Our future success depends, in part, on our ability to effectively embrace technology efficiencies to better serve customers and reduce costs. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete. Failure to keep pace with technological change could potentially have an adverse effect on our business operations and financial condition.

Competition from other financial institutions in originating loans, attracting deposits and providing various financial services may adversely affect our profitability.

Our banking subsidiary faces substantial competition in originating loans, both commercial and consumer. This competition comes principally from other banks, savings institutions, mortgage banking companies, and other lenders. Many of our competitors enjoy advantages over us, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that our banking subsidiary originates and the interest rates it may charge on these loans.

In attracting business and consumer deposits, our bank subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages over us, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

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Our banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our banking operations. As a result, such non-bank competitors may have advantages over our banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit our margins on banking and non-banking services, reduce our market share, and adversely affect our earnings and financial condition.

We may not be able to successfully maintain and manage our growth.

We continue to execute on our acquisition and organic branching initiatives, which are intended to develop our branch infrastructure in a manner more consistent with the expansion of lending markets and to fill in and grow our branch footprint. As we continue to grow through our acquisitions, branching and other strategic initiatives, we cannot be certain as to our ability to manage increased levels of assets and liabilities. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loans balances, which may adversely impact our efficiency ratio, earnings and shareholder returns.

Difficulties in integrating our acquisition of Madison Bancorp, Inc., or the financial impact and integration of future acquisitions, could adversely affect our business.

The efficient and effective integration of any businesses we acquire into our organization is critical to the financial success of an acquisition transaction. Our completed acquisition of Madison Bancorp, Inc. on January 16, 2015, and any future acquisitions, involve numerous risks including difficulties in integrating the culture, operations, technologies and personnel of the acquired companies, the diversion of management’s attention from other business concerns and the potential loss of customers. Failure to successfully integrate the operations of Madison Bancorp, Inc. could also harm our business, results of operations and cash flows.

Risks Related to Our Common Stock and this Offering

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of products and cause the price of our common stock to decline.

The market price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The market price of our common stock on the NASDAQ Global Market constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the market prices for our common stock.

Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. In addition to those described in “Cautionary Statement Regarding Forward-Looking Statements,” these factors include, among others:

•	actual or anticipated variations in quarterly results of operations;

•	recommendations by securities analysts;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	any failure to pay dividends on our common stock or a reduction in dividends;

S-12

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

•	perceptions in the marketplace regarding us and/or our competitors;

•	new technology used, or services offered, by competitors;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	changes in and compliance with laws and government regulations of federal, state and local agencies;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, analysts and investors;

•	future sales of our equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and

•	the relatively low trading volume of our common stock.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume of our common stock may not provide adequate liquidity for investors and is less than that of other financial services companies.

Our common stock is listed under the symbol “CVLY” on the NASDAQ Global Market. The average daily trading volume for shares of our common stock is less than larger financial institutions. As a result, sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

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We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels or to replace existing capital, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. Generally, we are not restricted from issuing such additional shares. We may sell any shares that we issue at prices below the current market price of our common stock, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions or in connection with our equity compensation plans. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.

Offerings of debt and/or preferred equity securities may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or our subsidiary bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

There may be future sales of our common stock, which may materially and adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable or exercisable for shares of our common stock. As of December 9, 2015, there were 6,206,476 shares of our common stock outstanding. Most of these shares are available for resale in the public market without restriction, except for shares held by our affiliates. Generally, our affiliates may sell their shares in compliance with the volume limitations and other requirements imposed by Rule 144 under the Securities Act.

As of December 9, 2015, there were 222,693 shares of our common stock issuable upon conversion, exchange or exercise in respect of outstanding securities, options or warrants, and we had the authority to issue up to approximately 311,759 shares of our common stock under our 2007 Long-Term Incentive Plan; 9,770 shares of our common stock under our 2000 Stock Incentive Plan; 178,556 shares of common stock under our 2007 Employee Stock Purchase Plan; 17,372 shares of common stock issuable under our Employee Stock Bonus Plan; and 92,285 shares of common stock issuable under our Dividend Reinvestment Stock Purchase Plan.

Additionally, the sale of substantial amounts of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether directly by us in this offering or future offerings or by existing common shareholders in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities.

S-14

Our common stock is subordinate to our existing and future indebtedness and preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock could be subject to the prior dividend and liquidation rights of holders of our preferred stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

We may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust-preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock.

We are currently authorized to issue up to 15,000,000 shares of common stock of which 6,206,476 shares were outstanding as of December 9, 2015, and up to 1,000,000 shares of preferred stock, of which 12,000 shares were outstanding as of December 9, 2015. Our board of directors has authority, without action or vote of the shareholders of common stock, to issue all or part of the authorized but unissued shares. Authorized but unissued shares of our common stock or preferred stock could be issued on terms or in circumstances that could dilute the interests of other shareholders.

Our SBLF Preferred Stock impacts net income available to our common stockholders and earnings per common share.

As of December 9, 2015, we had $12 million of our Senior Non-cumulative Perpetual Preferred Stock, Series B, or SBLF Preferred Stock, issued and outstanding. The dividends declared on the SBLF Preferred Stock reduce the net income available to common stockholders and our earnings per common share. The SBLF Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

The dividend rate on the SBLF Preferred Stock will increase significantly if we do not redeem the SBLF Preferred Stock before February 18, 2016.

The per annum dividend rate on the SBLF Preferred Stock is currently, and will remain, fixed at 1% through the earlier of the redemption of the SBLF Preferred Stock by the Company and February 18, 2016. After February 18, 2016, the dividend rate on any outstanding SBLF Preferred Stock will be fixed at 9.00%. While we intend to redeem the SBLF Preferred Stock prior to February 18, 2016, our ability to complete a redemption of all of our SBLF Preferred Stock would be dependent on a number of factors, including, but not limited to, our capital position and the prior receipt of certain regulatory approvals. No assurance can be given that our capital position would support a redemption prior to February 18, 2016, or that required regulatory approvals would be received. Depending on our financial condition at the time, any increases in the dividend rate payable on the SBLF Preferred Stock could have a material adverse effect on our liquidity.

Regulatory and contractual restrictions may limit or prevent us from paying dividends or repurchasing, or we may choose not to pay dividends on or repurchase, our common stock.

The Company is an entity separate and distinct from its principal subsidiary, PeoplesBank, and we derive substantially all of our revenue in the form of dividends from that subsidiary. Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on our common and preferred stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to us, we may not be able to pay dividends on our common or preferred stock. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors, including those of its depositors.

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Under the terms of the SBLF Preferred Stock and the securities purchase agreement between us and the Treasury pursuant to which the SBLF Preferred Stock was issued, our ability to pay dividends on or repurchase our common stock is subject to a limit requiring us generally not to reduce our Tier 1 capital from the level on the SBLF Preferred Stock closing date by more than 10%. In addition, if we fail to pay a dividend on the SBLF Preferred Stock, there are further restrictions on our ability to pay dividends on or repurchase our common stock. As described below in the next risk factor, the terms of our outstanding junior subordinated debt securities prohibit us from paying dividends on or repurchasing our common stock at any time when we have elected to defer the payment of interest on such debt securities or certain events of default under the terms of those debt securities have occurred and are continuing. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.

Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce, suspend or eliminate our common stock cash dividend in the future. No determination has been made by our board of directors regarding whether or what amount of dividends will be paid in future quarters. Additionally, there can be no assurance that regulatory approval will be granted by the Federal Reserve Board to pay dividends. Future payment of cash dividends, if any, will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our bank subsidiary’s ability to pay dividends, as well as guidance issued from time to time by regulatory authorities.

Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of December 9, 2015, we had outstanding approximately $10 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts. We have also guaranteed those trust preferred securities. There are currently two separate series of these junior subordinated debt securities outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the SBLF Preferred Stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five years.

Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or the Bank.

As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the SBLF Preferred Stock and our common stock, from redeeming, repurchasing or otherwise acquiring any of the SBLF Preferred Stock or our common stock, and from making any payments to holders of the SBLF Preferred Stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock or the SBLF Preferred Stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

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Our common stock is not insured by any governmental entity.

Our common stock is not a deposit account or other obligation of any bank and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, any other governmental entity or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of federal and Pennsylvania law and our amended and restated articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the Bank Holding Company Act of 1956, as amended, or the BHCA, requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. Among other things, these provisions:

•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;

•	divide our board of directors into three classes serving staggered three year terms;

•	authorize our board of directors to oppose a tender or other offer for the Company’s securities if the board determines that such an offer should be rejected;

•	require the affirmative vote of holders of at least 75% of the outstanding shares of our common stock to approve any merger, consolidation, liquidation or dissolution of the Company, or any sale or other disposition of all or substantially all of the assets of the Company, and require such a supermajority vote to amend this requirement;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

See “Description of Our Common Stock – Anti-Takeover Provisions” in the accompanying base prospectus.

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USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, but not including expense reimbursement obligations to the underwriters, to us from the sale of the shares of common stock offered hereby will be approximately $28,202,230 (or approximately $32,477,265 if the underwriters exercise their purchase option in full).

We anticipate that approximately $12,000,000 of the net proceeds to us from the sale of the shares offered hereby will be used to redeem, subject to required regulatory approvals, the remaining 12,000 shares of the Company’s SBLF Preferred Stock outstanding as of the date of this prospectus supplement. We intend to use the balance of the net proceeds of this offering for general corporate purposes which may include, without limitation, making investments at the holding company level, providing capital to support our subsidiaries, including PeoplesBank, supporting asset and deposit growth, engaging in acquisitions or other business combinations, and reducing or refinancing existing debt. We do not have any specific plans for acquisitions or other business combinations at this time. Allocations of the net proceeds from this offering to specific purposes, other than for the redemption of the SBLF Preferred Stock, have not been made at the date of this prospectus supplement. The precise amounts and timing of the application of proceeds will depend upon our funding requirements.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis after giving effect to our sale and issuance of 1,519,000 shares of common stock in this offering at a public offering price of $19.75 per share and our receipt of $28,202,230 in estimated net proceeds from this offering after deducting the underwriting discount and estimated offering expenses, except for expense reimbursement obligations to the underwriters, of this offering and assuming no exercise of the underwriters’ purchase option.

You should read the information in this table in conjunction with the “Use of Proceeds,” “Dividend Policy,” “Summary Selected Consolidated Financial Data,” included in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes to those statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	At September 30, 2015
	Actual	As Adjusted
	(Dollars in thousands except per share data)
Long-term debt
Long-term debt	$120,335	$120,335
Total long-term debt	$120,335	$120,335
Shareholders’ equity
Preferred stock, par value $2.50 per share; $1,000 liquidation preference, 1,000,000 shares authorized; Series B shares issued and outstanding: 12,000 at September 30, 2015 and December 31, 2014	$12,000	$12,000
Common stock, $2.50 value per share; 15,000,000 shares authorized; 6,184,645 shares issued and 6,184,645 outstanding, actual; 7,703,645 shares issued and 7,703,645 outstanding, as adjusted (1)(3)	15,461	19,258
Additional Paid-in capital (1)	68,988	93,393
Retained earnings	26,569	26,569
Accumulated other comprehensive income	2,426	2,426
Total shareholders’ equity	125,444	153,646
Total capitalization (2)	$245,779	$273,981
Per common stock
Common book value per share(3)	$18.34	$18.39
Tangible common book value per share(3)	$17.95	$18.07
Capital ratios
Tier 1 leverage ratio	9.45%	11.49%
Tier 1 risk-based capital ratio	12.15%	14.78%
Total risk-based capital ratio	13.31%	15.93%
Common equity Tier 1 ratio	10.11%	12.73%

(1)	Assumes that 1,519,000 shares of our common stock are sold by us in this offering at $19.75 per share and that the net proceeds thereof are approximately $28,202,230 after deducting underwriting discounts and commissions and our estimated expenses. If the underwriters’ purchase option is exercised in full, common stock will increase to $19,828,000 and paid-in capital will increase to $97,098,000.
(2)	Includes shareholders’ equity and long-term debt.
(3)	Adjusted to reflect 5 percent common stock dividend paid on December 8, 2015 to shareholders of record at the close of business on October 27, 2015.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is traded on the NASDAQ Global Market under the symbol “CVLY.” As of December 9, 2015, there were approximately 1,825 holders of record of our common stock and 6,206,476 shares of our common stock outstanding.

The following table sets forth, for the fiscal periods indicated, the high and low sales prices for our common stock for the two most recent fiscal years. All amounts reflect the impact of the common stock dividends previously distributed by the Company, as well as the common stock dividend paid on December 8, 2015 to shareholders of record at the close of business on October 27, 2015. Trading prices are based on published financial sources.

	High	Low	Dividend Per Share
Year Ended December 31, 2013
First Quarter	$14.60	$11.44	$0.095
Second Quarter	$15.19	$13.17	$0.095
Third Quarter	$16.50	$14.90	$0.104
Fourth Quarter	$19.93	$15.18	$0.104

Year Ended December 31, 2014
First Quarter	$20.27	$17.36	$0.109
Second Quarter	$19.88	$17.64	$0.109
Third Quarter	$19.82	$18.11	$0.113
Fourth Quarter	$22.86	$15.51	$0.113

Year Ended December 31, 2015
First Quarter	$20.00	$17.81	$0.109
Second Quarter	$20.78	$18.30	$0.109
Third Quarter	$20.95	$18.73	$0.124
Fourth Quarter (through December 9, 2015)	$21.10	$19.29	$0.124

See “Dividend Policy” below for a discussion of restrictions on our ability to pay dividends.

DIVIDEND POLICY

We have a long history of paying quarterly cash dividends on our common stock. The most recent quarterly cash dividend was $0.124 per share declared for the fourth quarter of 2015.

Periodically, we distribute stock dividends on our common stock. On October 13, 2015, our Board of Directors declared a 5 percent common stock dividend paid on December 8, 2015 to shareholders of record at the close of business on October 27, 2015. All share amounts contained in this prospectus supplement reflect the distribution of this stock dividend.

Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

Our ability to pay dividends depends primarily on receipt of dividends from our direct and indirect subsidiaries. Our bank subsidiary, PeoplesBank, is our primary source of dividends. Dividend payments from PeoplesBank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by bank regulatory agencies. The ability of PeoplesBank to pay dividends is also subject to profitability, financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.

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The payment of dividends by PeoplesBank and us may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

We are also subject to certain limitations under the Pennsylvania Business Corporation Law of 1988, as amended, which prohibits payment of dividends if a corporation would be unable to pay its debts as they become due, or the total assets of the corporation would be less than the sum of its total liabilities.

The annualized dividend rate on the SBLF Preferred Stock issued by us to the Treasury under the Small Business Lending Fund program was 1 percent for the years ended December 31, 2014 and 2013, and 1.54 percent for the year ended December 31, 2012. Based on the increase in the qualified small business lending portfolio balance over the baseline level at September 30, 2013, the dividend rate will remain at 1 percent through February 18, 2016. Thereafter, under the terms of the SBLF Preferred Stock, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%). Additional information about SBLF Preferred Stock is disclosed in Note 10—Shareholders’ Equity in our Annual Report on Form 10-K for the year ended December 31, 2014.

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UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement in an underwritten offering in which Sandler O’Neill & Partners, L.P. is acting as representative of the underwriters. We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., acting as representative of the underwriters named below, with respect to the common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the respective number of shares of our common stock set forth opposite its name below.

Name	Number of Shares
Sandler O’Neill & Partners, L.P.	1,139,250
Janney Montgomery Scott LLC	379,750
Total	1,519,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us are true and agreements have been performed;

•	there is no material adverse change in the financial markets or in our business; and

•	we deliver customary closing documents.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of our common stock offered by this prospectus supplement, if any such shares are purchased. However, the underwriters are not obligated to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below, unless and until such option is exercised.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the purchase option described below.

Purchase Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of the underwriting agreement, to purchase up to an aggregate of 227,850 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. We will be obligated to sell these shares of common stock to the underwriters to the extent the purchase option is exercised.

Discounts and Expenses

The underwriters propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to dealers at the public offering price less a concession not in excess of $0.59250 per share. After the public offering of our common stock, the underwriters may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Per Share	Total Without Exercise of Purchase Option	Total With Full Exercise of Purchase Option
Public offering price	$19.7500	$30,000,250	$34,500,288
Underwriting discount	$0.9875	$1,500,013	$1,725,015
Proceeds to us (before expenses)	$18.7625	$28,500,237	$32,775,273

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We estimate that the total expenses of this offering payable by us, exclusive of the underwriting discount, will be approximately $298,008. In addition to the underwriting discount, we have agreed to reimburse the underwriters for their reasonable out-of-pocket expenses incurred in connection with its engagement as underwriter, regardless of whether this offering is consummated, including, without limitation, certain disbursements, fees and expenses of underwriter’s counsel and marketing, syndication and travel expenses, up to a maximum aggregate amount of $175,000.

Indemnification and Contribution

We have agreed to indemnify the underwriters, and their respective affiliates and controlling persons, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Lock-Up Agreement

We and each of our directors and executive officers, have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge, directly or indirectly, any common shares or securities convertible into, exchangeable or exercisable for any common shares or warrants or other rights to purchase our common shares or any other securities of ours that are substantially similar to the common shares, whether now owned or hereafter acquired, owned directly by such director or officer (including holding as a custodian) or with respect to which such director or officer has or may be deemed to have beneficial ownership in accordance with the rules and regulations of the SEC, or publicly announce an intention to do any of the foregoing, without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transactions or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common shares, whether such transaction would be settled by delivery of common shares or other securities, in cash or otherwise even if such shares would be disposed of by someone other than the applicable director or officer. The 90-day restricted period described above will be automatically extended if (1) during the last 17 calendar days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us or (2) prior to the expiration of the 90-day restricted period, we announce we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restricted period will continue to apply until the expiration of the 18 calendar day period beginning on the date on which the earnings release is issued or the material news or material event related to us occurs.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the purchase option. In a naked short position, the number of shares involved is greater than the number of shares in the purchase option. The underwriters may close out any short position by exercising their purchase option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the purchase option. If the underwriters sell more shares than could be covered by exercise of the purchase option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

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•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Global Market, may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Securities Act. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriters

Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC, including some of their affiliates, have performed and expect to continue to perform financial advisory and investment banking services for us in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

Electronic Distribution

A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus and prospectus supplement in electronic format, the information on the underwriters’ websites and any other information contained on any other website maintained by the underwriters are not part of this prospectus supplement or the accompanying prospectus, have not been approved and/or endorsed by the underwriters or us and should not be relied upon by investors.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “CVLY.”

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. Goodwin Procter LLP, Boston, Massachusetts, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Codorus Valley Bancorp, Inc. as of December 31, 2014 and 2013, and for the years then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Codorus Valley Bancorp, Inc. as of December 31, 2012, and for the year ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of Baker Tilly Virchow Krause, LLP (formerly ParenteBeard LLC), an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (File No. 333-192474) for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at PeoplesBank’s website at www.peoplesbanknet.com. Please note that our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus supplement and prior to the sale of all the securities covered by this prospectus supplement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;
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•	The information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed on April 10, 2015;

•	Our Current Reports on Form 8-K filed on January 16, 2015, March 31, 2015, April 16, 2015, May 20, 2015, July 15, 2015, August 3, 2015, August 11, 2015, September 15, 2015, September 22, 2015, October 14, 2015, October 16, 2015, November 19, 2015, December 4, 2015, December 7, 2015 and December 10, 2015; and

•	The description of our common stock set forth in our Current Report on Form 8-K filed on November 21, 2013 (which Report was filed solely to set forth a complete updated description of our common stock), including any amendment or reports filed under the Exchange Act for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Codorus Valley Bancorp, Inc.

105 Leader Heights Road

P.O. Box 2887

York, Pennsylvania 17403

Attention: Michael D. Peduzzi, Treasurer

Phone No.: (717) 747-1519

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

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PROSPECTUS

CODORUS VALLEY BANCORP, INC.

$35,000,000

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell from time to time, together or separately, in one or more offerings, any combination of the securities listed above. The securities we may offer may be convertible into or exchangeable for other securities. The maximum aggregate initial public offering price of the securities offered through this prospectus is $35,000,000.

This prospectus provides a general description of these securities. We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the NASDAQ Global Market, under the symbol “CVLY.” On November 20, 2013, the closing sale price of our common stock was $19.47 per share, as reported on the NASDAQ Global Market. None of the other securities that we may offer are currently traded on any securities exchange. You are urged to obtain current market quotations of the common stock.

We may offer and sell the securities on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference into this prospectus and in the applicable prospectus supplement or free writing prospectus before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is December 13, 2013

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus or any prospectus supplement or any free writing prospectus other than those contained in, or incorporated by reference in, this prospectus or any prospectus supplement or related free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, underwriter or dealer. This prospectus, any prospectus supplement or any free writing prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. The delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of a security at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus as being offered, from time to time in one or more offerings, up to a total dollar amount of $35,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information provided or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement, if applicable. We have not authorized anyone to provide you with different information.

References to “we,” “us,” “our,” “Codorus Valley Bancorp,” “Codorus Valley” or the “Company” refer to Codorus Valley Bancorp, Inc. and its directly or indirectly owned subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made in this prospectus, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	general political and economic conditions may be less favorable than expected;
•	developments concerning credit quality in various corporate lending industry sectors, as well as consumer and other types of credit, may result in an increase in the level of our provision for loan losses, nonperforming assets, net charge-offs and reserve for loan losses;
•	customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated; and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

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•	the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;
•	competitive product and pricing pressures among financial institutions within our markets may increase;
•	legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;
•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Company and its subsidiaries, could adversely affect the Company or the financial services industry generally;
•	pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;
•	instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;
•	terrorist activities or other hostilities may adversely affect the general economy, financial and capital markets, specific industries, and the Company;
•	technological changes may be more difficult or expensive than anticipated; and
•	other factors and risks described under “Risk Factors” appearing in any of our reports that we have made or make with the SEC under the Exchange Act.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us.

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THE COMPANY

Codorus Valley Bancorp, Inc., a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Company was formed in 1986 for the purpose of becoming the parent holding company of PeoplesBank, A Codorus Valley Company, formerly named Peoples Bank of Glen Rock (“PeoplesBank” or the “Bank”). The formation was effective March 2, 1987. The Bank, a state-chartered Pennsylvania bank, is a full service commercial bank and provides a wide range of services to individuals and small to medium-sized businesses in its York County, Pennsylvania and northern Maryland market areas.

Our principal executive offices are located at Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania 17405-2887, and our telephone number is (717) 747-1519. We maintain an Internet website at www.peoplesbanknet.com. The foregoing website address is intended to be an inactive textual reference only. The information on this website is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks set forth in “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus and under the captions “Risk Factors” in any of our filings with the SEC and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the value of our securities could decline substantially and you could lose all or part of your investment.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes.

General corporate purposes may include, among other purposes, contribution to the capital of our bank subsidiary to support its lending and investing activities; repayment of our debt; redemption of our capital stock; to support or fund acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

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SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	common stock;
•	preferred stock, which we may issue in one or more series;
•	warrants entitling the holders to purchase common stock or preferred stock; and
•	units.

We will describe in a prospectus supplement that we will deliver with this prospectus the terms of particular securities that we may offer in the future. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•	type and amount of securities which we propose to sell;
•	initial public offering price of the securities;
•	maturity;
•	original issue discount, if any;
•	rates and times of payment of interest, dividends or other payments, if any;
•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;
•	ranking;
•	voting or other rights, if any;
•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;
•	names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;
•	compensation, if any, of those underwriters, agents or dealers;
•	details regarding over-allotment options, if any;
•	net proceeds to us;
•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;
•	material United States federal income tax considerations applicable to the securities;
•	any material risk factors associated with the securities; and
•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

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DESCRIPTION OF OUR COMMON STOCK

The following is a description of our common stock, certain provisions of our amended articles of incorporation and amended by-laws and certain provisions of applicable law. The following is qualified by applicable law and by the provisions of our amended articles of incorporation and by-laws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

Authorized Shares

Our articles of incorporation provide that we may issue up to 15,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock, par value $2.50 per share. As of the date of this prospectus, there were 4,800,105 shares of our common stock outstanding. Our board of directors has designated a series of 25,000 shares of Senior Non-cumulative Perpetual Preferred Stock, Series B that was issued to the United States Department of the Treasury under its Small Business Lending Fund program and is described below under “Series B Preferred Stock”. As of the date of this prospectus, all 25,000 shares of Series B Preferred Stock were issued and outstanding. Our board of directors had also designated the terms of 16,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued in connection with the Troubled Asset Relief Program (“TARP”) – Capital Purchase Program, but all of those shares have been redeemed.

Shareholder Liability

All outstanding shares of our common stock are fully paid and nonassessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution

Subject to the preferential rights of any other shares or series of capital stock, including those described below under “- Series B Preferred Stock”, holders of shares of our common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by our board out of funds legally available for dividends and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, our articles of incorporation or our bylaws, when a quorum is present at a meeting of shareholders, the affirmative vote of a majority of the shares present shall decide any question. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. Our board of directors is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of our board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of our common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of our classes of stock.

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Rights Agreement

On November 4, 2005, the Company entered into a Rights Agreement with Wells Fargo Bank, N.A., as Rights Agent, which was subsequently amended as of January 9, 2009 and August 17, 2011 (as amended, the “Rights Agreement”). Pursuant to the Rights Agreement, the Company declared a dividend distribution of one Right for each outstanding share of common stock of the Company to shareholders of record at the close of business on November 7, 2005 (the “Record Date”). The Rights Agreement provides that Rights shall be issued in respect of all shares of common stock issued after the Record Date, but prior to the earlier of the “Distribution Date” (described in the next paragraph) or expiration of the Rights Agreement, such that Rights are currently associated with all of the shares of common stock issued and outstanding. Each Right entitles the registered holder to purchase from the Company one share of common stock at a price of $150.00 per share (the “Purchase Price”), subject to adjustment. The Purchase Price shall be paid, at the option of the holder, in cash or shares of common stock having an equivalent value. The terms of the Rights are set forth in the Rights Agreement.

Initially, the Rights will be evidenced by all common stock certificates representing shares then outstanding, to the extent such shares are certificated, and no separate Rights certificates will be distributed. The Rights will separate from the common stock to which the Rights are associated and a “Distribution Date” will occur upon the earlier of (i) 10 business days following a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock (the “Stock Acquisition Date”), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of common stock. Until the Distribution Date, (i) the Rights will be evidenced by such common stock certificates to which the Rights are associated and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the Record Date, if any, will contain a notation incorporating the Rights Agreement by reference, and (iii) registered holders of common stock shall also be the registered holders of the associated Rights and the transfer of any shares of common stock outstanding will also constitute the transfer of the Rights associated with such shares of common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 4, 2015, unless earlier redeemed by the Company as described below.

In the event that (i) the Company is the surviving corporation in a merger or the acquiring corporation in a statutory share exchange with an Acquiring Person and its common stock is not changed or exchanged, (ii) an Acquiring Person engages in certain self-dealing transactions with the Company, (iii) a person (other than the Company and its affiliates) becomes the beneficial owner of twenty percent (20%) or more of the then outstanding shares of common stock, or (iv) during a time that there is an Acquiring Person, one or more specified events occur that result in any Acquiring Person’s ownership interest in the Company being increased by more than one percent (1%), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) of the Company having a value equal to the result obtained by (x) multiplying the then current Purchase Price by the then number of shares of common stock for which a Right was exercisable immediately prior to the first occurrence of one of the foregoing events and dividing that product by (y) fifty percent (50%) of the current market price (as determined pursuant to the Rights Agreement) per share of common stock of the Company on the date of such occurrence.

For example, assuming a Purchase Price of $150.00 per Right and a current market price of $30.00 per share of common stock of the Company, each Right not owned by an Acquiring Person (or by certain related parties and transferees of the Acquiring Person) following an event set forth in the preceding paragraph would entitle its holder to purchase ten (10) shares of common stock (or other consideration, as noted above) for $150.00.

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In the event that, at any time following the Distribution Date, (i) the Company is acquired in a merger, statutory share exchange or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its common stock is changed or exchanged, or (iii) fifty percent (50%) or more of the Company’s assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon exercise of the Right, common stock of the acquiring company having a value equal to the result obtained by (x) multiplying the then current Purchase Price by the then number of shares of common stock for which a Right was exercisable immediately prior to the first occurrence of one of the foregoing events and dividing that product by (y) fifty percent (50%) of the current market price (as determined pursuant to the Rights Agreement) per share of common stock of the acquiring party on the date of such occurrence.

Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the preceding paragraph and the third preceding paragraph (the “Triggering Events”), any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. Also, under no circumstances may a Right be exercised following the occurrence of an event set forth in clause (iii) of the third preceding paragraph prior to expiration of the Company’s right of redemption.

The Purchase Price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (ii) upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the then current market price of common stock, or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than the Rights).

No adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent (1%) of the Purchase Price. No fractional shares will be issued upon exercise of a Right and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

The term “Continuing Directors” means any member of the board of directors of the Company who was a member of the board prior to the date of the Rights Agreement, and any person who is subsequently elected to the board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or any affiliate or associate of an Acquiring Person, or any representative of an Acquiring Person or of an affiliate or associate of an Acquiring Person.

At any time until ten (10) business days following the Stock Acquisition Date or prior to November 4, 2015, the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”); provided, however, if the board of directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (i) and (ii) below, then there must be at least five Continuing Directors then in office and such authorization requires the concurrence of a majority of such Continuing Directors: (i) such authorization occurs on or after the time a person or group acquires beneficial ownership of twenty percent (20%) or more of the outstanding common stock, or (ii) such authorization occurs on or after the date of a change in a majority of the directors resulting from a proxy solicitation if the solicitor (or any participant in the solicitation) indicates an intention to become an Acquiring Person or to cause a Triggering Event. Thereafter, the Company’s right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the Company and there is then no other Acquiring Person.

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Immediately upon the action of the board of directors of the Company, with, where required, the concurrence of the Continuing Directors, ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights make a hostile contest for control without communication with our board of directors impractical. The Rights, if exercised, would cause a substantial dilution to a potential acquirer that attempts to acquire us in a transaction that is not approved by our board of directors.

The above description of the Rights Agreement is only a summary and does not purport to be complete. You must review the Rights Agreement for a full understanding of the terms of these securities. See “Where You Can Find More Information” for information on how to obtain copies.

Series B Preferred Stock

On August 18, 2011, as part of the United States Department of the Treasury (the “Treasury”) Small Business Lending Fund (the “SBLF”) program, the Company entered into a Small Business Lending Fund – Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”).  Pursuant to the Purchase Agreement, the Company agreed to issue and sell, and the Secretary agreed to purchase, 25,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “Series B Preferred Stock”), for a purchase price of $25,000,000.  The Series B Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The transaction described above closed on August 18, 2011.  The Series B Preferred Stock was issued in accordance with the designations, preferences, limitations and relative rights of the Series B Preferred Stock established in a Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series B of the Company (the “Certificate of Designation”) filed with the Commonwealth of Pennsylvania for the purpose of amending the Company’s articles of incorporation. The Series B Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

The Series B Preferred Stock qualifies as Tier 1 regulatory capital and will pay non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 3, 2011.  The dividend rate can fluctuate on a quarterly basis during the first 10 quarters during which the Series B Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Bank.  Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period was set at five percent (5%).  For the second through ninth calendar quarters, the dividend rate may be adjusted between one percent (1%) and five percent (5%) per annum to reflect the amount of change in the Bank’s level of QSBL.  If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than ten percent (10%), then the dividend rate payable on the Series B Preferred Stock would increase.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline.  After four and one half years from issuance, the dividend rate will increase to nine percent (9%) (including a quarterly lending incentive fee of one-half percent (0.5%)). As of the date of this prospectus, for the dividend payable on October 1, 2013, the dividend rate was set at one percent (1%).

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The Series B Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the Series B Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s board of directors.

The Series B Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the Board of Governors of the Federal Reserve System.

Pursuant to the Purchase Agreement, approximately $16,506,875 of the proceeds from the sale of the Series B Preferred Stock was used to redeem the 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued in January 2009 to the Treasury.

The terms of the Series B Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock.  Under the terms of the Series B Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the Series B Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current calendar quarter and for the next three calendar quarters following the failure to declare and pay dividends on the Series B Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach by the Company.

Under the terms of the Series B Preferred Stock, the Company may only declare and pay a dividend on the common stock or other stock junior to the Series B Preferred Stock, or repurchase shares of any such class or series of stock, if, (i) full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid and (ii) after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least ninety percent (90%) of the Signing Date Tier 1 Capital, as defined by the Certificate of Designation of the Company fixing the designations, preferences, limitations and relative rights of the Series B Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series B Preferred Stock (the “Tier 1 Dividend Threshold”).  The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by ten percent (10%) for each one percent (1%) increase in QSBL over the baseline level.

The Company also amended its Rights Agreement as of August 17, 2011 to specify that the sale of the Series B Preferred Stock and the repurchase of the TARP Preferred Stock do not trigger the change of control provisions of the Rights Agreement.

The above description of our Series B Preferred Stock is only a summary and does not purport to be complete. You must review our articles of incorporation and Certificate of Designation for a full understanding of the terms of these securities. See “Where You Can Find More Information” for information on how to obtain copies.

Anti-Takeover Provisions

Articles of Incorporation and By-Laws

In addition to the Rights described above under “- Rights Agreement”, our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. Among other things, these provisions:

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•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;
•	divide our board of directors into three classes serving staggered three year terms;
•	authorize our board of directors to oppose a tender or other offer for the Company’s securities if the board determines that such an offer should be rejected;
•	require the affirmative vote of holders of at least 75% of the outstanding shares of our common stock to approve any merger, consolidation, liquidation or dissolution of the Company, or any sale or other disposition of all or substantially all of the assets of the Company, and require such a supermajority vote to amend this requirement;
•	eliminate cumulative voting in the election of directors; and
•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to the Company that may have the effect of deterring or discouraging an attempt to take control of the Company. These provisions, among other things:

•	prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);
•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;
•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;
•	provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;
•	provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
•	provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;
•	render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or
•	act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

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Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable certificate of designation for the preferred shares that may be adopted by our board of directors in the future. You should read the certificate of designation and the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock, par value $2.50 per share, in one or more series, without shareholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock. The terms of any series of preferred stock designated by our board of directors will be set forth in a certificate of designation which we will include as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable certificate of designation for a complete description of all of the terms.

As of the date of this prospectus, our board of directors has designated a series of 25,000 shares of Senior Non-cumulative Perpetual Preferred Stock, Series B, all of which are issued and outstanding and are described above under “- Series B Preferred Stock”.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•	title and stated or liquidation value;
•	number of shares offered and initial offering price;
•	voting rights and other protective provisions;
•	any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;
•	date from which dividends will accumulate, if applicable;
•	terms and amount of a sinking fund, if any, for purchase or redemption;
•	redemption rights, including conditions and the redemption price(s), if applicable;
•	listing on any securities exchange;
•	terms and conditions, upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;
•	terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

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•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;
•	any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•	any other specific terms, preferences, rights, privileges, limitations or restrictions; and
•	a discussion of applicable material U.S. federal income tax consequences.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered shares of preferred stock;
•	on a parity with all of our equity securities ranking on a parity with the offered shares of preferred stock; and
•	junior to all of our equity securities ranking senior to the offered shares of preferred stock.

The term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking senior, an amount equal to the stated or liquidation value of the shares of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those shares of preferred stock. These terms typically will include number of shares of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

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Transfer Agent and Registrar

We will identify the transfer agent and registrar for any series of preferred stock offered by this prospectus in a prospectus supplement.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue warrants for the purchase of common stock and/or preferred stock. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•	title of the warrants;
•	aggregate number of warrants;
•	price or prices at which the warrants will be issued;
•	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;
•	purchase price for each security purchasable on exercise of the warrants;
•	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;
•	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;
•	anti-dilution provisions or other adjustments to the exercise price of the warrants;
•	terms of any right that we may have to redeem the warrants;
•	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;
•	name and address of the warrant agent, if any;
•	information with respect to book-entry procedures;
•	a discussion of material U.S. federal income tax considerations; and
•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Until any warrants to purchase our securities are exercised, holders of the warrants will not have any rights of holders of the underlying securities.

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DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any related document applicable to any units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related document. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue units, in one or more series, consisting of common stock, preferred stock and/or warrants for the purchase of common stock and/or preferred stock in any combination. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•	title of the units;
•	aggregate number of units;
•	price or prices at which the units will be issued;
•	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;
•	name and address of the unit agent;
•	information with respect to book-entry procedures;
•	a discussion of material U.S. federal income tax considerations; and
•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the Commonwealth of Pennsylvania. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

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PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through an underwriter or group of underwriters managed or co-managed by one or more underwriters, or to or through dealers, through agents, directly to one or more investors or through a combination of such methods of sale.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, placement agents or dealers, if any;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any discounts or concessions allowed or reallowed to be paid to dealers (which may be changed at any time); and
•	any securities exchange or market on which the securities may be listed or quoted.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and generally the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

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Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to these liabilities.

If stated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain investors to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

The securities we may offer, other than common stock, will be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities; however, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market, Inc. may engage in passive market making transactions in our common stock, preferred stock and warrants, as applicable, on the NASDAQ Stock Market, Inc. in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The audited consolidated financial statements of Codorus Valley Bancorp, Inc. and subsidiaries incorporated in this prospectus and elsewhere in the registration statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, were audited by ParenteBeard LLC, an independent registered public accounting firm, whose reports thereon contained in such Annual Report on Form 10-K are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports of ParenteBeard LLC given upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.peoplesbanknet.com. Please note that our website address is provided as inactive textual references only. Information contained on or accessible through our website is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;
•	Our Current Reports on Form 8-K filed on January 10, 2013, January 15, 2013, April 11, 2013, April 16, 2013, May 22, 2013 (as amended on July 10, 2013), July 10, 2013, July 12, 2013, July 16, 2013, October 9, 2013, October 16, 2013, November 15, 2013 and November 21, 2013; and
•	The description of our common stock set forth in our Current Report on Form 8-K filed on November 21, 2013 (which Report was filed solely to set forth a complete updated description of our common stock), including any amendment or reports filed under the Exchange Act for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement that contains this prospectus and prior to effectiveness of the registration statement. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Codorus Valley Bancorp, Inc.

105 Leader Heights Road

P.O. Box 2887

York, Pennsylvania 17403

Attention: Jann A. Weaver, Treasurer

Phone No.: (717) 747-1519

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

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$30.0 Million Common Stock

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PROSPECTUS SUPPLEMENT

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Joint Book-Running Managers

SANDLER O’NEILL + PARTNERS, L.P.           JANNEY MONTGOMERY SCOTT

December 9, 2015